Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

PAYMENTUS HOLDINGS, INC.

a Delaware corporation

Paymentus Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

A.The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on September 2, 2011.

B.This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) by the Board of Directors of the Company (the “Board of Directors”) and has been duly approved by the written consent of the stockholders of the Company in accordance with Section 228 of the DGCL.

C.The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the Company is Paymentus Holdings, Inc.

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 1.Classes of Stock. This Company is authorized to issue three classes of stock, to be designated, respectively, Class A Common Stock, Class B Common Stock and Preferred Stock. The total number of shares of Class A Common Stock authorized to be issued is 883,950,000, par value $0.0001 per share. The total number of shares of Class B Common Stock authorized to be issued is 111,050,000, par value $0.0001 per share. The total number of shares of Preferred Stock authorized to be issued is 5,000,000, par value $0.0001 per share. The Class A Common Stock and Class B Common Stock are referred to together as “Common Stock.”

Immediately upon the Effective Time, automatically and without any further action, each share of “Common Stock” as defined in the certificate of incorporation of the Company in effect immediately prior to the Effective Time issued and outstanding or held in treasury immediately prior to the Effective Time shall be reclassified and changed into one share of Class B Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of the Company’s Common Stock shall after the Effective Time represent the same number of shares of Class B Common Stock, without the need for surrender or exchange thereof.

Section 2.Rights of Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, but to the fullest extent permitted by law, to provide by resolution for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers (which may include, without limitation, full, limited or no voting powers), preferences, and relative, participating, optional or other rights of the shares of each such series and any qualifications, limitations or restrictions thereof, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as otherwise required by law or provided in this Amended and Restated Certificate of Incorporation, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation filed with respect to any series of Preferred Stock).

Section 3.Vote to Increase or Decrease Authorized Shares of Preferred Stock. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the majority of the Voting Stock, without a separate class vote of the holders of Preferred Stock, or any separate series votes of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.Rights of Class A Common Stock and Class B Common Stock. The relative powers, rights, qualifications, limitations and restrictions granted to or imposed on the shares of Class A Common Stock and Class B Common Stock are as follows:

(a)Voting Rights.

(1)General Right to Vote Together; Exception. Except as otherwise expressly provided herein or required by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders; provided, however, that subject to the terms of any Preferred Stock Designation, the number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Voting Stock, irrespective of the provisions of Section 242(b)(2) of DGCL (or any successor provision thereto), without a separate vote of the holders of the Class A Common Stock.

(2)Votes Per Share. Except as otherwise expressly provided herein or required by applicable law, on any matter that is submitted to a vote of the stockholders, each holder of Class A Common Stock shall be entitled to one (1) vote for each such share held as of the applicable record date, and each holder of Class B Common Stock shall be entitled to ten (10) votes for each such share held as of the applicable record date.

(b)Identical Rights. Except as otherwise expressly provided herein or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:

(1)Dividends and Distributions. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution paid or distributed by the Company, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of such applicable class treated adversely; provided, however, that if a Distribution is paid in the form of Class A Common Stock or Class B Common Stock (or Rights to acquire such stock), then holders of Class A Common Stock shall receive Class A Common Stock (or Rights to acquire such stock, as the case may be) and holders of Class B Common Stock shall receive Class B Common Stock (or Rights to acquire such stock, as the case may be).

(2)Subdivision or Combination. If the Company in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

(c)Equal Treatment in a Change of Control or any Merger Transaction. In connection with any Change of Control Transaction, after payment or provision for payment of the debts and other liabilities of the Company, and subject to the rights of the holders of Preferred Stock in respect thereof, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Company by virtue of their ownership of such shares, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class. Any merger or consolidation of the Company with or into any other entity that does not constitute a Change of Control Transaction shall require approval by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class, unless (i) the shares of Class A Common Stock and Class B Common Stock remain outstanding and no other consideration is received in respect thereof or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having identical rights to the shares of Class A Common Stock and Class B Common Stock, respectively.

(d)Conversion of Class B Common Stock.

(1)Voluntary Conversion. Each one (1) share of Class B Common Stock shall be convertible into one (1) share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Company; provided that such notice may specify a future time or future event upon which such conversion shall be effective.

(2)Automatic Conversion. Shares of Class B Common Stock shall automatically, without any further action, convert into an equal number of shares of Class A Common Stock upon the earliest of:

(A)a Transfer of such shares of Class B Common Stock; provided, however, that no automatic conversion shall occur in the case of a Transfer by a Class B Stockholder to any of the persons or entities listed in clauses (i) through (viii) of this subsection (d)(2)(A) (each, a “Permitted Transferee”) or by any such Permitted Transferee back to such Class B Stockholder and/or to any other Permitted Transferee, as of the time of each such Transfer, of such Class B Stockholder:

(i)a trust for the benefit of such Class B Stockholder or persons other than the Class B Stockholder so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder and, provided further, that if such Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each such share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(ii)a trust under the terms of which such Class B Stockholder has retained a “qualified interest” within the meaning of §2702(b) of the Internal Revenue Code and/or a reversionary interest so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that if the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each such share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iii)an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided further that, if the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each such share of Class B Common Stock then held by such account, plan or trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iv)a member of such Class B Stockholder’s Immediate Family; provided that such Class B Stockholder retains exclusive Voting Control with respect to the shares of Class B Common Stock transferred to such Immediate Family member, and provided further that such Transfer does not involve any payment of cash, securities, property or other consideration to such Class B Stockholder;

(v)a corporation, partnership or limited liability company in which such Class B Stockholder directly, or indirectly through one or more Permitted Transferees, owns shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the corporation, partnership or limited liability company, as applicable, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership or limited liability company; provided that if the Class B Stockholder no longer owns sufficient shares, partnership interests or membership interests, as applicable, or no longer has sufficient legally enforceable rights to ensure the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership or limited liability company, as applicable, each such share of Class B Common Stock then held by such corporation, partnership or limited liability company, as applicable, shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(vi)if such transferring Class B Stockholder is a partnership, or a nominee for a partnership, any person or entity that, at the time of such Transfer, is a direct or indirect partner (whether general or limited) of such partnership in accordance with such person or entity’s ownership interests (whether by way of limited partnership, general partnership, carried interest or otherwise) in such partnership and the terms of any applicable partnership or similar agreement binding such partnership at the time of such Transfer;

(vii)if such transferring Class B Stockholder is a limited liability company, corporation or other entity (other than a partnership (which is addressed in clause (vi)) or a trust (which is addressed in clauses (i) through (iii) and (viii)), or a nominee for a limited liability company, corporation or such other entity, any person or entity that, at the time of such Transfer, is a direct or indirect member, stockholder or other equityholder of such limited liability company or corporation or such other entity in accordance with their ownership interests in such limited liability company, corporation or other entity (whether by way of membership, stock, carried interest or otherwise) and the terms of any applicable governing documents binding such limited liability company, corporation or other entity and its members, stockholders or other equityholders at the time of such Transfer; and

(viii)if such transferring Class B Stockholder is a trust for the benefit of Sharma or Sharma’s Immediate Family, any beneficiary of the trust that is Sharma or Sharma’s Immediate Family; provided that such Class B Stockholder or Sharma retains or gains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock transferred to such beneficiary;

(B)the date specified by a written notice and certification request of the Company to the holder of such share of Class B Common Stock requesting a certification, in a form satisfactory to the Company, verifying such holder’s ownership of Class B Common Stock and confirming that a conversion to Class A Common Stock has not occurred; provided that no such automatic conversion pursuant to this subsection (B) shall occur in the case of a Class B Stockholder or its Permitted Transferees that furnishes a certification satisfactory to the Company prior to the specified date.

For the avoidance of doubt, to the extent any shares are deemed to be held by a trustee of a trust described in clauses (i), (ii) or (iii) above, the trustee shall be deemed a Permitted Transferee so long as the other requirements of clauses (i), (ii) or (iii) are otherwise satisfied.

(3)Conversion Upon Death or Incapacity of a Class B Stockholder.

(A)Each share of Class B Common Stock held of record by a Class B Stockholder, other than Sharma, or by such Class B Stockholder’s Permitted Transferees, shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the death or Incapacity of such Class B Stockholder.

(B)Upon the death or Incapacity of Sharma, each share of Class B Common Stock held of record by Sharma or by Sharma’s Permitted Transferees shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the close of business on the date that is nine (9) months after the date of death or Incapacity of Sharma.

(4)Automatic Conversion of all Outstanding Class B Common Stock. Each one (1) share of Class B Common Stock shall automatically, without any further action, convert into one (1) share of Class A Common Stock upon the time (including a time determined by the happening of a future event) specified by affirmative vote or written election of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Class B Common Stock, voting as a single class (which election may be revoked by such holders prior to the time at which the automatic conversion would otherwise occur unless otherwise specified by such holders).

(5)Final Conversion of Class B Common Stock. At the Final Conversion Time, each one (1) issued share of Class B Common Stock shall automatically, without any further action, convert into one (1) share of Class A Common Stock. Following such conversion, the reissuance of all shares of Class B Common Stock shall be prohibited, and such shares shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing with the Secretary of State of the State of Delaware required thereby, and upon such retirement and cancellation, all references to Class B Common Stock in this Amended and Restated Certificate of Incorporation shall be eliminated to the fullest extent permitted by Delaware law.

(6)Procedures. The Company may, from time to time, establish such administrative policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of this multi-class stock structure, including the issuance of stock certificates with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Company as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Company or the Board of Directors or a duly authorized committee thereof as to whether or not a Transfer has occurred and results in a conversion to Class A Common Stock shall be conclusive and binding.

(7)Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this ARTICLE IV, Section 4(d), including at the Final Conversion Time, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred, at the conversion time or event otherwise provided herein, or immediately at the Final Conversion Time, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder or holders of shares of Class B Common Stock shall cease and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this ARTICLE IV, Section 4(d) or are otherwise redeemed, repurchased or acquired by the Company shall be retired and may not be reissued.

(8)Reservation of Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as will be sufficient for such purpose.

Section 5.No Further Issuances. Except for the issuance of Class B Common Stock issuable upon exercise of Rights outstanding as of the first date that the Company’s equity securities have been listed for trading on a Securities Exchange or a dividend payable in accordance with ARTICLE IV, Section 4(b)(1), and without limiting ARTICLE IV, Section 4(b)(2), the Company shall not at any time from and after the first date that the Company’s equity securities have been listed for trading on a Securities Exchange issue any additional shares of Class B Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting separately as a class. After the Final Conversion Time, the Company shall not issue any additional shares of Class B Common Stock.

ARTICLE V

The following terms, where capitalized in this Amended and Restated Certificate of Incorporation, shall have the meanings ascribed to them in this Article V:

“Affiliates” means (i) with respect to any holder, any other holder who, directly or indirectly, controls, is controlled by or is under common control with such holder, including, without limitation, any general partner, managing member, officer or director of such holder, or any private equity or venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such holder and (ii) a trust created for the benefit of the holder or a holder’s Immediate Family, except in Article XII hereof, where “Affiliate” shall have the definition provided therein.

“AKKR Investors” means each of Accel-KKR Capital Partners CV III, LP; Accel-KKR Growth Capital Partners II Strategic Fund, LP; Accel-KKR Growth Capital Partners II, LP; Accel-KKR Growth Capital Partners III, LP; Accel-KKR Members Fund, LLC; and KKR-AKI Investors, LLC.

“Amendment Trigger Date” means the first date on which the AKKR Investors, their Affiliates and any Permitted Transferees of the AKKR Investors or their Affiliates cease to beneficially own in the aggregate (directly or indirectly) at least 50% of the Voting Stock.

“Change of Control Share Issuance” means the issuance by the Company, in a transaction or series of related transactions, of voting securities representing more than two percent (2%) of the total voting power (assuming the Class A Common Stock and Class B Common Stock each have one (1) vote per share) of the Company before such issuance to any person or persons acting as a group as contemplated in Rule 13d-5(b) under the Exchange Act (or any successor provision) that immediately prior to such transaction or series of related transactions held fifty percent (50%) or less of the total voting power of the Company (assuming the Class A Common Stock and Class B Common Stock each have one (1) vote per share), such that, immediately following such transaction or series of related transactions, such person or group of persons would hold more than fifty percent (50%) of the total voting power of the Company (assuming the Class A Common Stock and Class B Common Stock each have one (1) vote per share); provided that any issuance by the Company of any securities to the AKKR Investors or Sharma shall not constitute a “Change of Control Share Issuance.”

“Change of Control Transaction” means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Company’s Board of Directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Company’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Company); provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Company and any direct or indirect subsidiary or subsidiaries of the Company shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination, or other similar transaction of the Company with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and stockholders of the Company immediately prior to the merger, consolidation, business combination, or other similar transaction continue to own more than fifty percent (50%) of the total voting power represented by voting securities of the Company, the surviving entity or its parent immediately following the merger, consolidation, business combination, or other similar transaction; (iii) a recapitalization, liquidation, dissolution, or other similar transaction involving the Company, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Company immediately prior to the recapitalization, liquidation, dissolution or other similar transaction own voting securities of the Company, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis-a-vis each other) as such stockholders owned the voting securities of the Company immediately prior to the transaction; and (iv) any Change of Control Share Issuance.

“Class B Stockholder” means (i) the registered holder of a share of Class B Common Stock at the Effective Time; provided that, for purposes of Section 4(d)(vi) and (vii) of Article IV, this clause (i) shall be limited to any Person who is an AKKR Investor or any of their respective Affiliates, (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Company after the Effective Time; provided that, for purposes of Section 4(d)(vi) and (vii) of Article IV, this clause (ii) shall be limited to any Person who is an AKKR Investor or any of their respective Affiliates and (iii) a Permitted Transferee.

“Distribution” means (i) any dividend or distribution of cash, property, shares of the Company’s capital stock, or Rights in respect of shares of the Company’s capital stock, when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Company legally available therefor; and (ii) any distribution following or in connection with any liquidation, dissolution or winding up of the Company, either voluntary or involuntary.

“Effective Time” means immediately upon the filing and effectiveness of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exempted Persons” means any of the AKKR Investors and/or their Affiliates and/or their respective directors, partners, principals, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Company.

“Final Conversion Time” means the first Trading Day following the date on which the AKKR Investors, Sharma, the Persons then party to the Stockholders Agreement and their respective Affiliates and Permitted Transferees collectively cease to hold at least ten percent (10%) of the then outstanding Common Stock.

“Immediate Family” means any child, stepchild, grandchild or other descendant, any parent, stepparent, grandparent or other ancestor, any spouse, sibling, niece, nephew, uncle, aunt, mother-in-law, father-in-law, son-in-law, daughter-in-law, or brother-in-law or sister-in-law, including adoptive relationships.

“Incapacity” shall mean that such holder is incapable of managing his or her financial affairs under the criteria set forth in the applicable probate code that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed practitioner. In the event of a dispute regarding whether a Class B Stockholder has suffered an Incapacity, no Incapacity of such holder will be deemed to have occurred unless and until an affirmative determination regarding such Incapacity has been made by the Board of Directors.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

“Rights” means any option, warrant, conversion right or contractual right of any kind to acquire shares of the Company’s authorized but unissued capital stock.

“Securities Exchange” means, at any time, the registered national securities exchange on which the Company’s equity securities are then principally listed or traded, which shall be the New York Stock Exchange or Nasdaq Global Select Market (or similar national quotation system of the Nasdaq Stock Market) (“Nasdaq”) or any successor exchange of either the New York Stock Exchange or Nasdaq.

“Sharma” means Dushyant Sharma.

“Stockholders Agreement” means that certain Stockholders Agreement to be entered into by and among the Company, the AKKR Investors, Sharma and the other parties named therein in connection with the Company’s initial public offering, as amended from time to time.

“Trading Day” means any day on which the Securities Exchange is open for trading.

“Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation, gift, pledge, mortgage or other transfer or disposition of such share or any legal or beneficial right or interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation and for the avoidance of doubt, (i) a Transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership), (ii) the Transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise, (iii) the Transfer of a share of Class B Common Stock by a stockholder that is an entity to the beneficial or record owners of equity of such entity (unless otherwise explicitly permitted hereunder) or (iv) any Transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement; provided, however, that the following shall not be considered a “Transfer”: (a) entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy), and taking any action contemplated thereunder, in connection with a Change of Control Transaction or other proposal that has been approved by the Board of Directors of the Company; (b) the grant of a proxy to officers or directors of the Company at the request of the Board of Directors of the Company in connection with actions to be taken at an annual or special meeting of stockholders or the grant of a revocable proxy given to any other person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations promulgated under the Exchange Act; (c) the pledge of shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a “Transfer”; (d) any entry into a trading plan pursuant to Rule 10b5-1 under the Exchange Act with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale; (e) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than (if applicable) the mutual promise to vote shares in a designated manner; or (f) the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any Class B Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction (excluding in connection with a divorce proceeding, domestic relations order or similar legal requirement, all of which shall constitute “Transfers”), so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock.

“Trigger Date” means the close of business on the date on which the AKKR Investors and their Affiliates (as defined herein) cease to beneficially own in the aggregate (directly or indirectly) fifty percent (50%) or more of the Voting Stock.

“Voting Control” with respect to a share of capital stock or other security means the power (whether exclusive or shared, and whether directly or indirectly) to vote or direct the voting of such share of security by proxy, voting agreement, or otherwise.

“Voting Stock” means the voting power of the then outstanding shares of capital stock of the Company, except in Article XII hereof, where “Voting Stock” shall have the definition provided therein.

For the avoidance of doubt, every reference to a percentage of Voting Stock in this Amended and Restated Certificate of Incorporation shall refer to such percentage of the votes of the shares of such Voting Stock.

“Whole Board” means the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships.

ARTICLE VI

Section 1.Number of Directors. Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors of the Company shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. At each annual meeting of stockholders, directors of the Company shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier death, resignation or removal, except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Section 2.Election of Directors. From and after the effectiveness of this Amended and Restated Certificate of Incorporation, the directors of the Company shall be elected by a plurality of the votes cast; provided that, whenever the holders of any class or series of capital stock of the Company are entitled to elect one or more directors pursuant to the provisions of this Amended and Restated Certificate of Incorporation (including, but not limited to, any Preferred Stock Designation), such directors shall be elected by a plurality of the votes cast by such holders. The directors of the Company (other than any who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the Effective Time by a resolution or resolutions adopted by the Board of Directors and in accordance with the Stockholders Agreement. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable; provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

Section 1.Removal and Resignation of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding and notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, (i) prior to the Trigger Date, directors may be removed with or without cause upon the affirmative vote of stockholders representing at least a majority of the Voting Stock, voting together as a single class and (ii) on and after the Trigger Date, only for so long as the Board of Directors is classified and subject to the rights of holders of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the Voting Stock entitled to vote in the election of directors, at a meeting of the Company’s stockholders called for that purpose. Any director may resign at any time upon written notice to the Company.

Section 2.Vacancies and Newly Created Directorships. From and after the Trigger Date, and subject to the rights of holders of any series of Preferred Stock with respect to election of directors under specified circumstances or except as otherwise provided by resolution of a majority of the Whole Board and, if applicable, in accordance with the Stockholders Agreement, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Company, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. Prior to the Trigger Date, vacancies and newly created directorships may be filled in accordance with the Stockholders Agreement by the remaining directors (though less than a quorum) or by the stockholders. A person so elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VIII

Section 1.Perpetual Existence. The Company is to have perpetual existence.

Section 2.General Powers. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Company, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.

Section 3.Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Company. The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Company’s Bylaws. The Company’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Company; provided that the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Voting Stock, voting together as a single class, shall be required for stockholders to alter, amend or repeal, or adopt any Bylaw inconsistent with, Article II, Sections 3.1, 3.2, 3.4 and 3.11 of Article III, Article VIII, Section 9.5 of Article IX or Article X of the Bylaws (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other Bylaw). No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Company that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Section 4.Written Ballot. The election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

Section 5.No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE IX

Section 1.Action by Written Consent. From and after Trigger Date, and subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders. Prior to the Trigger Date, any action required or permitted to be taken by stockholders of the Company that could be effected at a duly called annual or special meeting of the stockholders may be effected by written consent in lieu of such meeting only if the action is first recommended or approved by the Board of Directors.

Section 2.Special Meetings. From and after the Trigger Date, and subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Company may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Prior to the Trigger Date, special meetings of the stockholders of the Company may be called, in addition to the persons listed in the immediately preceding sentence, by holders of a majority of the Voting Stock. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 3.Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner and to the extent provided in the Bylaws of the Company.

ARTICLE X

Section 1.To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2.Subject to any provisions in the Bylaws of the Company related to indemnification of directors of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

Section 3.The Company shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 4.Neither any amendment nor repeal of any Section of this ARTICLE X, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Company inconsistent with this ARTICLE X, shall eliminate or reduce the effect of this ARTICLE X in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI

Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

ARTICLE XII

Section 1.Section 203 of the DGCL. The Company expressly elects not to be subject to the provisions of Section 203 of the DGCL.

Section 2.Business Combinations with Interested Stockholders. Notwithstanding any other provision in this Amended and Restated Certificate of Incorporation to the contrary, unless waived by unanimous approval of a Business Combination by the Board of Directors before or after an Interested Stockholder becomes an Interested Stockholder, the Company shall not engage in any Business Combination (as defined hereinafter), at any point in time at which any shares of Common Stock are registered under Section 12(b) or 12(g) of the Exchange Act, with any Interested Stockholder (as defined hereinafter) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(a)prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

(b)upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least eighty-five percent (85%) of the Voting Stock outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock (but not the Voting Stock owned by such Interested Stockholder) those shares owned (i) by Persons (as defined hereinafter) who are directors and also officers of the Company and (ii) employee stock plans of the Company in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c)at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the Voting Stock which is not owned by such Interested Stockholder.

Section 3.Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this ARTICLE XII shall not apply if:

(a)a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (ii) would not, at any time within the three- year period immediately prior to a Business Combination between the Company and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or

(b)the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this ARTICLE XII, Section 3(b); (ii) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Company (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Company is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company (other than to any direct or indirect wholly-owned subsidiary or to the Company) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Company; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the Voting Stock. The Company shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this ARTICLE XII, Section 3(b).

Section 4.Definitions. As used in this ARTICLE XII only, notwithstanding any definitions ascribed to such terms in this Amended and Restated Certificate of Incorporation outside of this Article XII, and unless otherwise provided by the express terms of this ARTICLE XII, the following terms shall have the meanings ascribed to them as set forth in this Section 4:

(a)“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

(b)“Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or general partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;

(c)“Business Combination” means:

(1)any merger or consolidation of the Company or any direct or indirect majority-owned subsidiary of the Company with (A) the Interested Stockholder, or (B) any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation ARTICLE XII, Section 2 is not applicable to the surviving entity;

(2)any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Company, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Company;

(3)any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority-owned subsidiary of the Company of any Stock of the Company or of such subsidiary to the Interested Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Company or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Company subsequent to the time the Interested Stockholder became such; (D) pursuant to an exchange offer by the Company to purchase Stock made on the same terms to all holders of such Stock; or (E) any issuance or transfer of Stock by the Company; provided, however, that in no case under items (C)-(E) of this ARTICLE XII, Section 4(c)(3) shall there be an increase in the Interested Stockholder’s proportionate share of the Stock of any class or series of the Company or of the Voting Stock of the Company;

(4)any transaction involving the Company or any direct or indirect majority-owned subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Company or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or

(5)any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Company), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in ARTICLE XII, Section 4(c)(1)-(4)) provided by or through the Company or any direct or indirect majority-owned subsidiary of the Company;

(d)“Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this ARTICLE XII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group (as such term is used in Rule 13d-5 under the Exchange Act, as such Rule is in effect as of the date of this Amended and Restated Certificate of Incorporation) have control of such entity;

(e)“Interested Stockholder” means any Person (other than the Company and any direct or indirect majority-owned subsidiary of the Company) that (i) is the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Company, or (ii) is an Affiliate or Associate of the Company and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this ARTICLE XII to the contrary, the term “Interested Stockholder” shall not include: (x) the AKKR Investors or any of their Affiliates, or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of Stock of the Company, (y) any Person who would otherwise be an Interested Stockholder either in connection with or because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of five percent (5%) or more of the outstanding Voting Stock of the Company (in one transaction or a series of transactions) by the AKKR Investors or any of their Affiliates or Associates to such Person; provided, however, that such Person was not an Interested Stockholder prior to such transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition; or (z) any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Company; provided that, for purposes of this clause (z) only, such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Company, except as a result of further action by the Company not caused, directly or indirectly, by such Person; provided that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Company deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(f)“Owner,” including the terms “own” and “owned,” when used with respect to any Stock, means a Person that individually or with or through any of its Affiliates or Associates beneficially owns such Stock, directly or indirectly; or has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or (C) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in (B) of this ARTICLE XII, Section 4(f)), or disposing of such Stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such Stock;

(g)“Person” means any individual, corporation, partnership, unincorporated association or other entity;

(h)“Stock” means, with respect to any corporation, any capital stock of such corporation and, with respect to any other entity, any equity interest of such entity; and

(i)“Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock in this ARTICLE XII shall refer to such percentage of the votes of such Voting Stock.

ARTICLE XIII

Section 1.Certain Acknowledgments. In recognition and anticipation that (i) certain of the directors, partners, principals, officers, members, managers and/or employees of the AKKR Investors or their Affiliates may serve as directors or officers of the Company and (ii) the AKKR Investors and their Affiliates engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, and (iii)  the

Company and its Affiliates may engage in material business transactions with the AKKR Investors and their Affiliates, and that the Company is expected to benefit therefrom, the provisions of this ARTICLE XIII are set forth to regulate and define to the fullest extent permitted by law the conduct of certain affairs of the Company as they may involve the Exempted Persons, and the powers, rights, duties and liabilities of the Company and its officers, directors and stockholders in connection therewith.

Section 2.Competition and Corporate Opportunities. To the fullest extent permitted by applicable law, none of the Exempted Persons shall have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its Affiliates. To the fullest extent permitted by applicable law, the Company, on behalf of itself and its Affiliates, renounces any interest or expectancy of the Company and its Affiliates in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Company or its Affiliates might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each Exempted Person shall have no duty to communicate or offer such business opportunity to the Company or its Affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Company, any of its Affiliates or its stockholders for breach of any fiduciary or other duty, as a director, officer or stockholder of the Company, solely by reason of the fact that the AKKR Investors, their Affiliates or any such Exempted Person pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or any of its Affiliates. Notwithstanding anything to the contrary in this ARTICLE XIII, Section 2, the Company does not renounce any interest or expectancy it may have in any business opportunity that is expressly offered to any Exempted Person solely in his or her capacity as a director or officer of the Company, and not in any other capacity.

Section 3.Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE XIII, a corporate opportunity shall not be deemed to belong to the Company if it is a business opportunity the Company is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Company’s business or is of no practical advantage to it or that is one in which the Company has no interest or reasonable expectancy.

Section 4.Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in this Amended and Restated Certificate of Incorporation, subject to the rights of the holders of any series of Preferred Stock then outstanding, and in addition to any vote required by applicable law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this ARTICLE XIII; provided, however, that, to the fullest extent permitted by law, neither the alteration, amendment or repeal of this ARTICLE XIII nor the adoption of any provision of this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this ARTICLE XIII shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to (or otherwise eliminate or reduce the effect of this Article XIII as now in effect in respect of) any activities or opportunities which such Exempted Person identified or otherwise becomes aware or which arise or accrue prior to such alteration, amendment, repeal, addition or adoption.

Section 5.Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of the Company shall be deemed to have notice of and to have consented to the provisions of this ARTICLE XIII.

ARTICLE XIV

If any provision of this Amended and Restated Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amended and Restated Certificate, and the court will replace such illegal, void or unenforceable provision of this Amended and Restated Certificate with a valid and enforceable provision that most accurately reflects the Company’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Amended and Restated Certificate shall be enforceable in accordance with its terms.

The Company reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and (i) prior to the Amendment Trigger Date, the affirmative vote of a majority of the Voting Stock, voting together as a single class, and (ii) from and after the Amendment Trigger Date, the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the Voting Stock, voting together as a single class, shall be required for the amendment, alteration, repeal or modification of the provisions of ARTICLE IV, Section 1 (except as provided in ARTICLE IV, Section 3), ARTICLE VI, Section 2, ARTICLE VII, Section 1, ARTICLE VII, Section 2, ARTICLE VIII, Section 5, ARTICLE IX, ARTICLE XII, or this ARTICLE XIV of this Amended and Restated Certificate of Incorporation; provided further that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and the affirmative vote of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class, shall be required for the amendment, repeal, or modification of the provisions of ARTICLE IV, Section 4(a)(2) and ARTICLE IV, Section 4(d).

IN WITNESS WHEREOF, Paymentus Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by the President and Chief Executive Officer of the Company on this 28th day of May, 2021.

By:	/s/ Dushyant Sharma
Dushyant Sharma
President and Chief Executive Officer